Filed Pursuant to Rule 433

Registration Statement No. 333-180300-03

January 26, 2015

$2,000,000,000

1.750% FIXED RATE SENIOR NOTES DUE 2018

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Fixed Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	January 26, 2015
Settlement date:	January 29, 2015
Maturity date:	January 29, 2018
Principal amount:	$2,000,000,000
Coupon:	1.750%
Public offering price:	99.942%
Interest payment dates:	January 29 and July 29. First payment on July 29, 2015.
Day count:	30/360
CUSIP:	22546QAT4
ISIN:	US22546QAT40
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	MFR Securities, Inc. Mischler Financial Group, Inc. Ramirez & Co., Inc.

The issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

Filed Pursuant to Rule 433

Registration Statement No. 333-180300-03

January 26, 2015

$750,000,000

FLOATING RATE SENIOR NOTES DUE 2018

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Floating Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	January 26, 2015
Settlement date:	January 29, 2015
Maturity date:	January 29, 2018
Principal amount:	$750,000,000
Coupon:	3mL + 69bps
Public offering price:	100%
Interest payment dates:	January 29, April 29, July 29, and October 29. First payment on April 29, 2015. Subject to modified following business day convention.
Interest reset dates:	Each interest payment date
Interest determination dates:	Two London Business Days prior to each Interest Reset Date
Day count:	Actual/360
CUSIP:	22546QAU1
ISIN:	US22546QAU13
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	MFR Securities, Inc. Mischler Financial Group, Inc. Ramirez & Co., Inc.

The issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.